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                                                                    EXHIBIT 12.2


                             PACCAR Financial Corp.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        PURSUANT TO THE SUPPORT AGREEMENT
                       BETWEEN THE COMPANY AND PACCAR INC
                             (Thousands of Dollars)

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                                                          Three Months Ended
                                                               March 31
                                                         1995             1994
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
FIXED CHARGES
 Interest expense                                       $20,299          $12,981
 Facility and equipment rental                              188              169
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TOTAL FIXED CHARGES                                     $20,487          $13,150
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EARNINGS
 Income before income taxes                             $10,319          $ 9,294
 Depreciation                                             2,692            2,429
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                                                         13,011           11,723


 Fixed charges                                           20,487           13,150
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EARNINGS AS DEFINED                                     $33,498          $24,873
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RATIO OF EARNINGS TO FIXED CHARGES                        1.64X            1.89X
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